EXHIBIT 99.1

News Release

FOR ADDITIONAL INFORMATION:
Media Relations:	Investor Relations:
Jim Vitak	David Neuberger
(614) 790-3715	(859) 815-4454
jevitak@ashland.com	daneuberger@ashland.com

FOR IMMEDIATE RELEASE
August 23, 2011

Ashland Inc. completes ISP acquisition

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH), a global leader in specialty chemical solutions for consumer and industrial markets, today completed its acquisition of privately owned International Specialty Products Inc. (ISP), a global specialty chemical manufacturer of innovative functional ingredients and technologies. The purchase was an all-cash transaction for $3.2 billion, subject to post-closing adjustments for changes in net working capital and certain other items.
“This defining transaction is expected to be immediately accretive and will significantly expand our position in higher-margin, higher-growth end markets, including personal care, pharmaceutical, food and beverage and energy,” said James J. O’Brien, Ashland chairman and chief executive officer. “We are excited about combining ISP’s technologies and capabilities with our own. This acquisition enhances our ability to satisfy the increasing global demand for more technologically advanced consumer and industrial products, and to continue to generate industry-leading innovation and solutions for our customers.”

Integration overview
ISP will be integrated into the Ashland Aqualon Functional Ingredients commercial unit, more than doubling the size of Ashland’s highest-margin business. Effective immediately, the combined unit will be called Ashland Specialty Ingredients. Going forward, Ashland Specialty Ingredients is expected to contribute roughly half of Ashland’s EBITDA. In addition, approximately half of Ashland’s overall revenues will now be derived outside of North America.
An integration team with key representatives of both companies is being led by John Panichella, president of the new Ashland Specialty Ingredients business. Ashland anticipates approximately $50 million in annual run-rate savings by the end of the second year through eliminating redundancies and capturing operational efficiencies.
Added Panichella, “The addition of ISP greatly expands the breadth of our technology platforms and provides new resources and capabilities to better capitalize on market opportunities. In particular, we now can offer our customers one of the broadest, most functional portfolios of water-soluble polymers in the world.”

Transaction Details
The transaction was funded through a combination of cash on hand and borrowed funds from Citigroup, The Bank of Nova Scotia, BofA Merrill Lynch and U.S. Bank National Association. BofA Merrill Lynch acted as financial advisor, and Cravath, Swaine & Moore LLP acted as legal counsel, to Ashland. Moelis & Company acted as financial advisor, and Sullivan & Cromwell LLP acted as legal counsel, to ISP.

About Ashland
In more than 100 countries, the people of Ashland Inc. (NYSE: ASH) provide the specialty chemicals, technologies and insights to help customers create new and improved products for today and sustainable solutions for tomorrow. Our chemistry is at work every day in a wide variety of markets and applications, including architectural coatings, automotive, construction, energy, food and beverage, personal care, pharmaceutical, tissue and towel, and water treatment. Visit www.ashland.com to see the innovations we offer through our four commercial units – Ashland Specialty Ingredients, Ashland Water Technologies, Ashland Performance Materials and Ashland Consumer Markets (Valvoline).
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Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In addition, Ashland may from time to time make forward-looking statements in its other filings with the Securities and Exchange Commission (SEC), news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, the economy and other future events or circumstances. Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: the possibility that the benefits (including the expected sales and growth opportunities, synergies and cost savings) anticipated from the acquisition of International Specialty Products Inc. (ISP) will not be fully realized, the ability of Ashland to integrate the businesses of ISP successfully and efficiently with Ashland's businesses, the substantial indebtedness Ashland has incurred to finance the acquisition of ISP (including the possibility that such debt and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt), weather, natural disasters, and legal proceedings and claims (including environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in its most recent Form 10-K (including Item 1A Risk Factors) and Forms 10-Q filed with the SEC, which are available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at www.sec.gov. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Ashland undertakes no obligation to subsequently update any forward-looking statements made in this news release or otherwise except as required by securities or other applicable law.